EXHIBIT 10.2

KOKO PETROLEUM, INC.
123 Christie Mountain Lane
Okanagan Falls, B.C.
VOH 1 RO

May 05, 2006
Boomers' Cultural Development, Inc. 1453 Johnston Road, #71524
White Rock, B.C.
V5J 208

Dear Sirs:

Re: Memorandum of Understanding to Acquire Assets (the "MOU")

This MOU sets out the general terms and conditions of the proposed acquisition between Boomers' Cultural Development, Inc. (hereinafter referred to as ".Boomer") and KOKO Petroleum, Inc. (hereinafter referred to as "KOKO"). It is intended that this MOU set out the major commercial matters contemplated by the parties so they may know the general tetras of the formal comprehensive agreements to be executed by them. The parties agree to negotiate in good faith with a view of concluding the agreements that will set out the full legal rights and obligations of the parties and be substantially upon the following terms and conditions. This MOU is not to create legally binding relationships.

1.	Boomer is a Nevada Company listed, for trading on the NASDAQ OTC Bulletin Board under the symbol "BCDT";

2.	Boomer has 45,500,000 shares outstanding of which:

(a)  39,000,000 shares we restricted; and
(b)  6,500,000 shares we free-trading;

3.	Boomer is trading at approximately $1.50 per share;

4.	KOKO is a. Nevada Company which trades on the Pink Sheets, under the symbol "KKPT";

5.	KOKO has issued and outstanding shares of 60,285,398 of which:

(a)  50,000,000 shares are restricted; and
(b)  10,285,398 shares are free-trading;

6.	KOKO is trading at approximately $1..00 per share

7.
KOKO has interests ifl the Corsicana Fields Project, Barnet Shale Foration, McKinney, Blackburn in. Texas as set out in Schedule "A" (hereinafter collectively referred to as the "Oil and Gas Interests");

8.	In regard to the Corsicana Field Project KOKO owes approximately $150,000.00 (hereinafter referred to as the "Debt");

9.	(a) KOKO would transfer its Oil and Gas Interest to Boomer and Boomer shall issue 1,500,000 restricted. shares an regard to the Oil and Gas Interests;

(a)
Boomer agrees to pay $20,000.00 (USD) on closing and up to $80,000.00 (USD) as required by KOKO to be used for legal, accounting and administrative fees for the purpose of listing on the NASDAQ OTC Bulletin Board on an as needed basis;

(b)	Boomer agrees that a nominee of KOKO would be appointed to the Boomer Board; and

(c)	Boomer would assume the Debt, indemnify and save harmless KOKO from. any and all claims in regard to the Oil and. Gas Interests and all contracts related thereto;

10.	Closing is subject to:

(a)	Completion of due diligence by Boomer on or before May 15, 2006;

(b)	Appropriate documentation with usual representations prepared and executed on or before May 21, 2006; and

(c)	Shareholder Resolution by KOKO by closing;

11.	Closing would occur on or before June 15, 2006; and

12.
Any news releases in regard to the transaction must be approved by KOKO andBoomer which will not be unreasonably withheld. This offer shall be kept confidential and no disclosure of the same shall be made without mutual consent, which shall not be unreasonably wiftold.

If the foregoing correctly sets out your understand.in.g, please indicate your acceptanceby signing below and faxing the executed copy to our offices on or before May 10, 2006 at which date this MOU will be null and void. This MOU may be executed in counterpart.

Sincerely

___________________________________________________

Per:
KOKO Petroleum, Inc.

ACCEPTED AND CONSENTED TO BY____________________________________ THIS___________ DAY

OF_____________________, 2006

BOOMERS' CULTURAL DEVELOPMENT, INC.

PER:_______________________________________________________________
    (Authorized Signatory)

PEI: _______________________________________________________________
    (Authorized Signatory)